Exhibit 99.1

November 8, 2022

VIA ELECTRONIC MAIL

Engaged Capital, LLC

610 Newport Center Drive, Suite 250

Newport Beach, CA 92660

Attention: Glenn W. Welling

glenn@engagedcapital.com

RE:	Exemption Request Pursuant to Section 32 of Quotient Technology Inc.’s Tax Benefits Presentation Plan

Dear Glenn:

Quotient Technology Inc. (the “Company”) is in receipt of your letter, dated October 17, 2022 (the “Exemption Request”), on behalf of Engaged Capital, LLC and its affiliates (collectively, “Engaged Capital” or “you”) concerning the Tax Benefits Preservation Plan, dated as of November 11, 2021 and amended as of April 29, 2022, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Plan”). Except as otherwise indicated, capitalized terms used but not defined in this letter have the meanings provided in the Plan.

The Exemption Request requests an exemption to the Plan that would allow Engaged Capital to acquire up to 2,000,000 shares of Common Stock in addition to your Current Common Stock Beneficial Ownership (as defined below) without Engaged Capital’s becoming deemed an Acquiring Person under the Plan.

In connection with your request, you represent the following:

1.	As of October 17, 2022, Engaged Capital Beneficially Owns 6,107,150 shares of Common Stock (the “Current Common Stock Beneficial Ownership”), which represents 6.3% of the outstanding Common Stock as of the date of this letter according to the Company’s most recent disclosure regarding the number of outstanding shares of Common Stock.
2.	All other information provided in the Exemption Request regarding Engaged Capital’s holdings and interests in the securities of the Company, including as through Derivative Instruments, is a complete and accurate description of your holdings and interests in the securities of the Company as of the date of the Exemption Request and the date of Engaged Capital’s execution of this letter.
3.	Engaged Capital Beneficially Owned 4.9% or more of the then-outstanding shares of Common Stock as of April 29, 2022, the date of the adoption of the Plan, and has continuously owned 4.9% or more of the outstanding shares of Common Stock since such time, and has the status, as of such date, of a Grandfathered Person.

Engaged Capital, LLC

November 8, 2022

On behalf of the Board of Directors of the Company (the “Board”), I hereby confirm, subject to the terms and conditions stated below, that: Engaged Capital may acquire up to 2,000,000 shares of Common Stock in addition to the Current Beneficial Ownership without Engaged Capital’s becoming deemed an Acquiring Person under the Plan (the “Exemption”).

Except for the express statements herein, neither the Company nor any of its affiliates makes, or has made any representation or warranty, oral or written, express or implied, relating to the Company or its securities and the Company and its affiliates expressly disclaim any liability with respect thereto. Engaged Capital has not relied, and is not relying, on any representation or warranty of the Company or any of its affiliates in connection with this letter or is request for, or potential exercise of, the Exemption.

The Board retains the right to revoke the Exemption at any time to the extent that any of the representations, warranties, conditions or provisions contained in this letter are breached or cease to be true, correct and complete in any material respect, but the Company shall notify Engaged Capital in writing at least seven (7) calendar days prior to any such revocation.

The terms set forth above and the Exemption will become effective upon Engaged Capital’s countersignature below and delivery of the mutually executed letter to the Company. Such terms are for the benefit of Engaged Capital only and shall not inure to any third party, including any successor in interest to, or assignee of, Engaged Capital, without the prior written consent of the Company, which may be withheld for any or no reason.

As always, thank you for your continued investment in, and support of, the Company.

[Signature pages follow]

Sincerely,

QUOTIENT TECHNOLOGY INC.

By:	/s/ Connie Chen
	Name:	Connie Chen
	Title:	General Counsel, Compliance Officer & Secretery

cc:	Board of Directors, Quotient Technology Inc. Carlton Fleming, Sidley Austin LLP

[Signature Page]

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Director

ENGAGED CAPITAL HOLDINGS, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Sole Member

GLENN W. WELLING

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling

[Signature Page]